UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 13, 2005

VECTOR GROUP LTD.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-5759	65-0949535

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 S.E. Second Street, Miami, Florida		33131

(Address of Principal Executive Offices)		(Zip Code)

(305) 579-8000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

     On April 13, 2005, Vector Group Ltd. (the “Company”) completed the sale of $30.0 million of its 5% Variable Interest Senior Convertible Notes due 2011 (the “Notes”) to Jefferies & Company, Inc. (the “Initial Purchaser”) in accordance with Rule 144A of the Securities Act of 1933, as amended. The Notes are governed by the terms of an Indenture, dated as of April 13, 2005 (the “Indenture”), between the Company and Wells Fargo Bank, N.A., as Trustee, a copy of which is attached hereto as Exhibit 4.1.

     The Company will use the net proceeds of the issuance for general corporate purposes, including repaying borrowings by its subsidiary, Liggett Group Inc., under its revolving credit facility.

     On April 13, 2005, in connection with the closing of the sale of the Notes, the Initial Purchaser required that Howard M. Lorber, as one of the principal stockholders of the Company, grant the Initial Purchaser the right to borrow the Shares (as defined below) from Mr. Lorber or an entity affiliated with him. Pursuant to this requirement, Mr. Lorber and Lorber Epsilon 1999 Limited Partnership entered into a Master Securities Loan Agreement and accompanying letter agreement (together, the “Agreement”) with the Initial Purchaser. Copies of the Agreement are attached hereto as Exhibits 10.1 and 10.2. Under the Agreement, Lorber Epsilon 1999 Limited Partnership has agreed to lend the Initial Purchaser from time to time up to 300,000 shares of the Company’s common stock (the “Shares”) for the purpose of allowing the Initial Purchaser, in turn, to lend such Shares to its customers (including the purchasers of the Notes) who may, from time to time, sell such Shares short. The Shares must be available through May 18, 2007. Lorber Epsilon 1999 Limited Partnership also agreed with the Initial Purchaser that it will not dispose of the Shares during the period that they must be available under the Agreement, subject to limited exceptions.

     In consideration for Mr. Lorber, as one of the Company’s principal stockholders, agreeing to lend the Shares in order to facilitate the Company’s offering of the Notes and accepting the resulting liquidity risk, the Company and Mr. Lorber entered into a letter agreement (the “Letter Agreement”) on April 13, 2005 whereby the Company agreed to pay Mr. Lorber or an affiliate designated by him an annualized fee, payable on a quarterly basis in cash or, by mutual agreement of the Company and Mr. Lorber, in shares of common stock, equal to 1% of the aggregate market value of the Shares. In addition, the Company agreed, among other things, to hold Mr. Lorber harmless on an after-tax basis against any increase, if any, in the income tax rate applicable to dividends paid on the Shares as a result of the Letter Agreement. A copy of the Letter Agreement is attached hereto as Exhibit 10.3.

     The summary of the foregoing transactions is qualified in its entirety by reference to the text of the related agreements, which are included as exhibits hereto and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     See Item 1.01, which is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

     See Item 1.01, which is incorporated herein by reference.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

     On April 13, 2005, the Company entered into the Letter Agreement with Mr. Lorber, as one of the principal stockholders of the Company, in connection with his entry into the Agreement to lend the Shares in order to facilitate the Company’s offering of the Notes. See Item 1.01, which is incorporated herein by reference. The Audit Committee of the Company approved the Letter Agreement on April 12, 2005 and granted an exception under the Company’s Code of Business Conduct and Ethics in order to permit the Company to enter into the Letter Agreement.

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Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits

     The following Exhibits are filed herewith:

Exhibit 4.1	Indenture, dated as of April 13, 2005, by and between the Company and Wells Fargo Bank, N.A., relating to the 5% Variable Interest Senior Convertible Notes due 2011 (the “Notes”), including the form of Note.

Exhibit 4.2	Registration Rights Agreement, dated as of April 13, 2005, by and between the Company and the Initial Purchaser.

Exhibit 10.1	Master Securities Loan Agreement, dated April 13, 2005, between Lorber Epsilon 1999 Limited Partnership and the Initial Purchaser.

Exhibit 10.2	Agreement, dated April 13, 2005, between Howard M. Lorber, Lorber Epsilon 1999 Limited Partnership and the Initial Partner.

Exhibit 10.3	Letter Agreement, dated April 13, 2005, between the Company and Howard M. Lorber.

Exhibit 99.1	Press Release dated April 13, 2005.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VECTOR GROUP LTD.
By:	/s/ Joselynn D. Van Siclen
Joselynn D. Van Siclen
Vice President and Chief Financial Officer

Date: April 13, 2005

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